Exhibit 99.1

FINISH LINE REPORTS FIRST QUARTER EARNINGS

•	Income from continuing operations improved to $.02 per diluted share compared to a loss from continuing operations of ($.05) per diluted share last year
•	Consolidated comparable store net sales increased 1.2% compared to last year
•	Consolidated merchandise inventories decreased 8% on a comparable per square foot basis versus last year

INDIANAPOLIS -- June 26, 2008— The Finish Line, Inc. (the “Company”) (NASDAQ:FINL) announced results for the first quarter ended May 31, 2008.

For the thirteen weeks ended May 31, 2008 (“first quarter” or “Q1”), the Company reported income from continuing operations of $0.9 million, or $.02 per diluted share, compared to a loss from continuing operations of $2.6 million, or ($.05) per diluted share, for the thirteen weeks ended June 2, 2007 (“Q1 LY”). Diluted weighted average shares outstanding were 53,895,000 for Q1, a 14.3% increase versus 47,135,000 shares outstanding for Q1 LY, which reflects the 6.5 million shares issued March 7th in connection with the previously announced settlement with Genesco Inc.

For the first quarter, total consolidated net sales increased 0.8% to $287.9 million compared to net sales of $285.8 million for Q1 LY.  Consolidated comparable store net sales increased 1.2% for Q1 compared to the same period a year ago.  By concept, Finish Line comparable store net sales increased 1.6% and Man Alive comparable store net sales decreased 7.1%.

 Merchandise inventories on a consolidated basis were $281.2 million at May 31, 2008, compared to $308.1 million at June 2, 2007.  On a comparable per square foot basis, consolidated merchandise inventories at May 31, 2008 decreased 8%.  Finish Line merchandise inventories decreased 7% and Man Alive inventories decreased 21% compared to one year ago.

Alan H. Cohen, Chief Executive Officer of the Company, stated, “While the macroeconomic conditions remain challenging, we are encouraged by the improvement in our business during April and May, which demonstrates the progress we are making in the execution of our strategic merchandising plans and inventory management.  We have decreased our inventory levels as well as improved the overall inventory aging versus last year.  Our continued focus on premium performance and sport style products in the Finish Line stores drove product margins and average selling price higher during the quarter.  The Company’s financial position is strong as we ended the quarter with $40 million in cash and no interest-bearing debt.  Going forward, we will remain focused on these product and operational initiatives, which are measurably improving the Company’s performance and helping differentiate The Finish Line, Inc. with consumers.”

CONFERENCE CALL:

As previously announced, the Company is hosting a live conference call at 8:30 am (ET) on Friday, June 27th.  Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 49672771). Those interested in listening to the call on the web can do so at www.finishline.com.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 49672771). This replay will be available commencing at approximately 9:45 am (ET) on Friday, June 27th and will remain available through June 30th.  In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter.  Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending and utility and product costs; general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 699 Finish Line stores in 47 states and online and 94 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com

The Finish Line, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share and store data)

	Thirteen Weeks Ended
	May 31, 2008	June 2, 2007

Net sales	$287,939	$285,751
Cost of sales (including occupancy costs)	204,812	208,658
Gross profit	83,127	77,093

Selling, general, and administrative expenses	81,427	80,815
Operating income (loss)	1,700	(3,722)

Interest income, net	255	463
Income (loss) from continuing operations before income taxes	1,955	(3,259)

Income tax expense (benefit)	1,090	(659)
Income (loss) from continuing operations	865	(2,600)
Income (loss) from discontinued operations, net of income taxes	3	(1,271)
Net income (loss)	$868	$(3,871)

Income (loss) per diluted share:
Income (loss) from continuing operations	$0.02	$(0.05)
Income (loss) from discontinued operations	-	(0.03)
Net income (loss)	$0.02	$(0.08)

Diluted weighted average shares outstanding	53,895	47,135

Dividends declared per share	$-	$0.025

Number of stores open at end of period:
Finish Line	700	695
Man Alive	94	93
Paiva (discontinued in Fall 2007)	-	15
Total	794	803

Condensed Consolidated Balance Sheets

	May 31, 2008	June 2, 2007	March 1, 2008
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$39,992	$33,050	$72,901
Merchandise inventories, net	281,217	308,097	268,333
Other current assets	55,614	29,179	40,573
Property and equipment, net	212,940	248,757	217,834
Other assets	44,618	33,089	43,406
Total assets	$634,381	$652,172	$643,047

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$137,165	$131,244	$99,931
Terminated merger-related liabilities	269	-	47,129
Deferred credits from landlords	58,208	65,481	59,642
Other long-term liabilities	15,819	9,183	15,479
Shareholders' equity	422,920	446,264	420,866
Total liabilities and shareholders' equity	$634,381	$652,172	$643,047

CONTACTS:
Investor Relations:	Media Requests:
Kevin S. Wampler, (317) 899-1022 ext. 6914	Elise Hasbrook, (317) 899-1022 ext. 6827
Executive Vice President - Chief Financial Officer	Corporate Communications Manager